Document is copied.
                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-47984

                           PROSPECTUS SUPPLEMENT NO. 12
                     (TO PROSPECTUS DATED NOVEMBER 1, 2000)

                                CORECOMM LIMITED
                            -------------------------
                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2006,
            SERIES B SENIOR CONVERTIBLE EXCHANGEABLE PREFERRED STOCK
                           AND SHARES OF COMMON STOCK
                            -------------------------

     This Prospectus Supplement No. 9 supplements and amends the Prospectus dated November 1, 2000, and amended on November 14, 2000, December 7, 2000,
December 22,  2000,  December  28,  2000,  January 25,  2001,  January 26, 2001,
February 1, 2001, March 2, 2001, March 13, 2001 and March 21, 2001:

o        The 6% convertible subordinated notes due 2006 of CoreComm Limited;

o        CoreComm's Series B senior convertible exchangeable preferred stock;

o Shares of common stock issuable as dividends on the Series B preferred stock, upon conversion of the convertible notes and the Series B preferred stock and as interest on CoreComm's senior unsecured notes due 2003; and

o The right, attached to each share of common stock, to purchase CoreComm's Series C junior participating preferred stock.

     The purpose of this Prospectus Supplement is to provide supplemental information that was contained in a current report on Form 8-K dated March 21, 2001.

     The Prospectus, together with all of the supplements filed to date (including this supplement), constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, with respect to offers and sales of the securities described above.

         WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THE ACCOMPANYING PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE SECURITIES, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            -------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


        The date of this Prospectus Supplement No. 12 is March 21, 2001.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   March 21, 2001
                                                  -----------------------

                                CoreComm Limited
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


  Delaware                      000-31359                           23-3032245
--------------------------------------------------------------------------------
(State or other               (Commission                         (IRS Employer
jurisdiction                    File Number)                 Identification No.)
of incorporation)



 110 East 59th Street, New York, NY                            10022
--------------------------------------------------------------------------------
(Address of principal executive offices)                    (Zip Code)




Registrant's telephone number, including area code:      (212) 906-8485
                                                       -------------------



         -------------------------------------------------------------
         (Former name or former address, if changed since last report)

Item 5.    Other Events
-------    ------------

     On March 21, 2001, CoreComm Limited announced that it is pursuing several financings (some of which with an equity component) that the Company believes would provide sufficient capital for it to meet its business objectives in 2001. The Company cautioned that these financings are not completed, and that although the Company was seeking to finalize them in the near future, no assurance could be given that these financings would be completed.

     A copy of the press release relating to the event is attached hereto as an exhibit and incorporated herein by reference.


Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits
-------    ------------------------------------------------------------------

  Exhibits

99.1  Press Release issued March 21, 2001.

                                    SIGNATURE
                                    ---------


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                     CORECOMM LIMITED



                                     By: /s/ Richard J. Lubasch
                                     -------------------------
                                     Name:  Richard J. Lubasch
                                     Title: Senior Vice President, General
                                            Counsel and Secretary




Dated:   March 21, 2001